THRIVENT INVESTMENT MANAGEMENT [letterhead]
625 Fourth Avenue South Minneapolis, Minnesota 55415-1624
Phone: (800) 847-4836    o E-mail: mail@thrivent.com    o www.thrivent.com

May 12, 2004

The Trustees of
The AAL Mutual Funds
625 Fourth Avenue South
Minneapolis, Minnesota 55415

Ladies and Gentlemen:

As counsel to The AAL Mutual Funds, a business trust organized under the laws of the State of Massachusetts (the "Trust"), I have been asked to render an opinion in connection with its Pre-Effective Amendment No. 1 to the registration statement on Form N-14 under the Securities Act of 1933, as amended, to be filed by the Trust with the Securities and Exchange Commission (the "Registration Statement").

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

  The Trust has been duly organized and is validly existing pursuant to the laws of the State of Massachusetts; and

  The shares of capital stock of the Trust which are described in the foregoing Registration Statement will, when sold in accordance with the terms contained in the proposed Reorganization Agreements and Plans of Reorganization, will be duly authorized, validly issued, fully paid and non-assessable by the Trust.

I consent to this opinion being filed as an exhibit to the foregoing Registration Statement.

Sincerely,

/s/ Marlene J. Nogle
Marlene J. Nogle
Senior Counsel and Assistant Secretary